Exhibit 99.1
Date: Feb. 2, 2010
Williams Announces Early Tender Results of $3 Billion Cash Tender Offer and Consent
Solicitations; Receipt of Requisite Consents
     TULSA, Okla. – Williams (NYSE: WMB) announced today the early tender results of its previously announced cash tender offer and consent solicitations.
     As of the previously announced early tender deadline of 5 p.m., New York City time, on Feb. 1, 2010, approximately $4.74 billion aggregate principal amount of notes subject to the tender offer and consent solicitations had been validly tendered and not validly withdrawn.
     The holders of a majority of the aggregate principal amount of notes under each indenture have approved the proposed amendments to the indentures pursuant to which the notes were issued. As a result, Williams has received the requisite consents to enter into supplemental indentures to amend the indentures governing the notes, and Williams and the trustee under the indentures have executed such supplemental indentures.
     The amendments set forth in the supplemental indentures will not become operative with respect to the notes under an indenture unless and until Williams accepts for purchase such notes validly tendered (and not validly withdrawn) and certain other conditions relating to consummation of the tender offer and consent solicitations are satisfied.
     The aggregate principal amount tendered with respect to each series of such notes is set out in the table below:

		Aggregate
		Principal	Acceptance
	CUSIP	Amount	Priority	Aggregate Principal	Total
Title of Security	Numbers	Outstanding	Level	Amount Tendered	Consideration(1)
7.125% Notes due 2011	969457BF6	$477,000,000	1	$427,733,000	$1,095
8.125% Notes due 2012	969457BK5	$626,000,000	1	$601,410,000	$1,145
7.625% Notes due 2019	969457AW0	$700,000,000	1	$657,013,000	$1,200
8.75% Senior Notes due 2020	969457BS8 969457BR0	$600,000,000	1	$581,185,000	$1,285
7.70% Debentures due 2027(2)	565097AF9	$100,000,000	1	$97,945,000	$1,175

Offer for the notes listed below is subject to Second Priority Tender Cap
7.875% Notes due 2021	969457BG4	$750,000,000	2	$686,091,000	$1,230
7.50% Debentures due 2031	969457BB5 969457BA7	$690,000,000	2	$630,422,000	$1,155
7.75% Notes due 2031	969457BD1	$480,000,000	2	$428,096,000	$1,165
8.75% Notes due 2032	969457BM1	$850,000,000	2	$629,998,000	$1,270

(1)	Per $1,000 principal amount of notes. Total Consideration includes an Early Tender Premium of $30 and a Consent Fee of $2.50, each per $1,000 principal amount of notes.

(2)	Originally issued by MAPCO Inc.

     The previously announced withdrawal deadline of 5 p.m., New York City time, on Feb. 1, 2010, has passed, and holders that have tendered notes in the tender offer may no longer withdraw such notes or revoke their related consents. Holders that have already tendered notes in the tender offer and consent solicitations are eligible to receive the Total Consideration for each series of notes in the table above.
     The amount of each series of notes that is purchased in the tender offer will be determined in accordance with the Acceptance Priority Level noted in the table above. Williams will purchase any and all of the validly tendered (and not validly withdrawn) notes listed above as Acceptance Priority Level 1. Williams will purchase validly tendered (and not validly withdrawn) notes listed above as Acceptance Priority Level 2 subject to a cap equal to the $3 billion tender cap minus the aggregate principal amount of Acceptance Priority Level 1 notes accepted for purchase. In the event the tender offer is oversubscribed, Acceptance Priority Level 2 notes will be accepted on a pro rata basis.
     Holders that validly tender their notes after the early tender deadline but at or prior to the previously announced expiration time of 12:00 midnight, New York City time, on Feb. 16, 2010, will be eligible to receive only the previously announced Tender Offer Consideration, which is equal to the Total Consideration on each series of notes minus an Early Tender Premium of $30 per $1,000 principal amount of notes.
     The complete terms and conditions of the tender offer and consent solicitations are set forth in the Offer to Purchase, dated Jan. 19, 2010, and the related Letter of Transmittal and Consent Form that were sent to holders of notes. All capitalized terms used but not defined in this press release shall have the meanings ascribed to them in the Offer to Purchase. Holders are urged to read the Offer to Purchase and the Letter of Transmittal and Consent Form carefully.
     Williams is making this tender offer and consent solicitations as part of the strategic restructuring the company jointly announced with Williams Partners L.P. (NYSE: WPZ) on Jan. 19. Consummation of the tender offer and consent solicitations is subject to the satisfaction or waiver of certain conditions, including closing of the asset contribution transaction with Williams Partners and successful consummation of the Williams Partners private bond offering, establishment of its credit facility and executing the appropriate Supplemental Indentures. Please see the Jan. 19 news release for detailed information about the restructuring.
     The Dealer Managers and Solicitation Agents for the tender offer and consent solicitations are Barclays Capital Inc. and Citi. Global Bondholder Services Corporation is acting as the Information Agent and the Depositary for the tender offer and the consent solicitations.
     This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Williams is making the offer only by, and pursuant to, the terms and conditions of the Offer to Purchase and the Letter of Transmittal and Consent Form. Copies of these documents may be obtained from the Information Agent, Global Bondholder Services Corporation, which can be reached at (212) 430-3774 or toll-free at (866) 736-2200.

     Questions regarding the tender offer and consent solicitations may be directed to the Dealer Managers and Solicitation Agents. Barclays Capital Inc. can be reached at (212) 528-7581 or toll-free at (800) 438-3242. Citi can be reached toll-free at (800) 558-3745.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds Williams (media relations) (918) 573-3332 Richard George Williams (investor relations) (918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.